Exhibit 3.34

MC-345555 Certificate Of Incorporation I, TASHEKA EBANKS Acting Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by Noble Rig Holding 2 Limited an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 28th day of November Two Thousand Eighteen Given under my hand and Seal at George Town in the Island of Grand Cayman this 28th day of November Two Thousand Eighteen REGISTRAR OF COMPANIES EXEMPTED CAYMAN ISLANDS Acting Assistant Registrar of Companies, Cayman Islands. Authorisation Code : 571968002493 www.verify.gov.ky 03 December 2018